UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 24, 2004

TWEETER HOME ENTERTAINMENT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24091	04-3417513
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Pequot Way
Canton, Massachusetts 02021
(781) 830-3000
(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

     On Friday, September 24, 2004, the registrant’s Board of Directors voted unanimously to discontinue the operations of six of its “Bang and Olufsen” branded retail stores. The stores were acquired as part of the acquisition of Sound Advice Inc. in August 2001 and operate under a franchisee agreement. The decision to discontinue operations was primarily based upon two major factors. The first is the increasing negative contribution provided by these operations. The second is that the store format of these locations is significantly different from the registrant’s standard format at its other locations. The Bang and Olufsen stores operate in a store footprint that is between 800 and 1,500 square feet, which is significantly less than the 10,000 square foot average at the registrant’s other locations.

     The registrant will abandon all leasehold improvements and related fixed assets associated with these locations. Additionally, the inventory at these locations has been classified into two groups: sealed and open box/demo. Sealed inventory has been or will be sold at original cost and open box/demo inventory has been or will be sold at a significant discount.

     The registrant transferred inventory and its rights with respect to two locations on September 28, 2004, and expects to transfer inventory and its rights with respect to two other locations in October 2004. In addition, the registrant’s leases at two locations have been or will be terminated. The landlords at these locations have received or will receive financial consideration in exchange for their agreement to terminate the leases. One of these locations was closed on September 26, 2004 and the other location will be closed on December 31, 2004.

     The registrant estimates that the major exit costs and impairment charges related to the discontinued operations will be limited to the write off of the remaining net book value of tangible assets, the impairment of open box/demo inventory and lease termination fees. The estimated charge for the remaining net book value of the leasehold improvements and fixed assets is expected to be between $1.4 and $1.5 million. The inventory impairment charge is expected to be between $450,000 and $525,000. The lease termination fees are expected to be approximately $560,000 of which $310,000 was paid in September 2004.

     The registrant anticipates the total exit costs and impairment charges related to the discontinued operations to be approximately $2,400,000 to $2,600,000.

     The registrant estimates that the range of future cash expenditures relating to these exit costs will be between $250,000 and $300,000, to be paid in the quarter ending December 31, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWEETER HOME ENTERTAINMENT GROUP, INC.

DATED:September 30, 2004

By:	/s/ Joseph G. McGuire Joseph G. McGuire Senior Vice President and Chief Financial Officer